Exhibit 10.14

Second Amended and Restated Offer Letter

As of April 25, 2021

David Scott

25 Shawnee Court

Oakland, CA

Dear David:

On behalf of Hyperfine, Inc. (“Hyperfine” or the “Company”), I am pleased to offer you the position of President and Chief Executive Officer beginning no later than June 14, 2021 (your “Start Date”). You will report to the Executive Chairman of the Board of Directors of the Company (the “Board”). Within 60 days of your Start Date, you will become a member of the Hyperfine Board of Directors.

Your annualized compensation in this position will consist of an annual base salary of $400,000 paid in twice monthly pay periods, less required deductions. Your base salary will increase to $750,000 as of January 1, 2022 or upon the closing of a SPAC transaction whichever comes first.

For purposes of this offer letter, a “Listing Event” shall mean the earlier to occur of (a) an IPO or (b) a “SPAC Transaction.” “IPO” means the first firm commitment underwritten public offering or direct listing pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the capital shares shall be publicly held. “SPAC Transaction” means a merger, acquisition or other business combination involving the Company and a publicly traded special purpose acquisition company (i.e., a company that has no commercial operations and that was formed to raise capital for the purpose of acquiring an existing company), that results in the operating business of the Company becoming a publicly traded company.

For calendar year 2021, you will receive a discretionary bonus with a guaranteed minimum of $400,000 based on successful completion of a Listing Event and the attainment of other goals, objectives, and performance metrics to be determined by the Board in consultation with you. Such bonus will be paid no later than March 31, 2022. It will be a condition of your eligibility to receive any bonus that you remain employed with Hyperfine through the scheduled date of payment of such bonus.

For calendar year 2022 and each calendar year thereafter during your employment, you will receive a discretionary annual bonus with a target of 100% of your base salary. The goals, objectives, and performance metrics for this award will be determined by the Board in consultation with you. The actual bonus payment will vary based on exceeding or partially achieving annual performance metrics, subject to a cap of 200% of your base salary. Your annual bonus will be paid in the first quarter of the following year, provided you remain employed with Hyperfine through the scheduled date of payment.

The Company will pay you a sign on bonus in the amount of $1,500,000, payable in two equal installments. The first installment of $750,000 will be paid on the Company's next payroll period following your Start Date. The Company will pay the second installment of $750,000 on the Company's first payroll period following the six-month anniversary of your Start Date. If the Company terminates your employment for Cause (as defined in Exhibit A) or you resign your employment with the Company without Good Reason (as defined in Exhibit A) in each case prior to the six-month anniversary of your Start Date, you will be required to immediately repay the first installment of the signing bonus and will forfeit the second installment.

In addition to the outlined cash compensation, you will receive:

o        5,800,000 Time-Based Stock Options in Hyperfine, that (i) will be subject to the approval of Hyperfine’s Board of Directors1, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four-year period with the following schedule: 25% on the last day of the calendar quarter of the one-year anniversary of your Start Date, and 2.083% at the end of each month thereafter and (iv) will require you to execute a consulting agreement. The vesting is subject to your starting as a full-time employee no later than June 14, 2021.

o        Restricted Stock Units in Hyperfine with a value of $2,500,000 at the closing of a Listing Event within two years of your Start Date (determined based on the fair value for accounting purposes as of the date of grant of the Restricted Stock Units) that (i) will be subject to the approval of the Board, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest on a schedule that is favorable to you for tax purposes. If a Listing Event has not occurred, subject to your continued employment with the Company, you will be awarded a transaction bonus of $2,500,000 for a successful financing round of the Company of $50 million or more within two years of your Start Date.

o        1,450,000 Performance-Based Stock Options in Hyperfine, that (i) will be subject to the approval of Hyperfine’s Board of Directors1, (ii) will be subject to the terms of the grant document therefore and (iii) subject to your continued service and the specific terms of your grant, shall become exercisable (and the Shares issued upon exercise shall be vested) as follows:

Fully vested upon the first to occur of the following:

▪	Completion of a SPAC Transaction (as defined above) within two years from your Start Date and for at least 20 out of 30 consecutive trading days the share price reaching $15.00 of the Company’s capital stock price within two years of the closing of the SPAC Transaction,
▪	Completion of an IPO (as defined above) within two years from your Start Date and for at least 20 out of 30 consecutive trading days the Company's capital stock price equals or exceeds 1.5 times a $3.92/share stock price (as adjusted) within two years of the closing of the IPO, or
▪	Closing of a private financing round within two years from your Start Date in which $50 million or more is raised and the Hyperfine stock price equals or exceeds 1.5 times a $3.92/share stock price (as adjusted). The share price will be adjusted if Hyperfine is combined with another entity.

The vesting is subject to your starting as a full-time employee no later than June 14, 2021.

o        1,450,000 Performance-Based Stock Options in Hyperfine, that (i) will be subject to the approval of Hyperfine’s Board of Directors1, (ii) will be subject to the terms of the grant document therefore and (iii) subject to your continued service and the specific terms of your grant, shall become exercisable (and the Shares issued upon exercise shall be vested) as follows:

Fully vested upon the first to occur of the following:

▪	Completion of a SPAC Transaction (as defined above) within two years from your Start Date and for at least 20 out of 30 consecutive trading days the Company’s capital stock price (as adjusted) equals or exceeds 3 times the SPAC per share price ($10) within four years of the closing of the SPAC Transaction,
▪	Completion of an IPO (as defined above) within two years from your Start Date for at least 20 out of 30 consecutive trading days the Company’s capital stock price equals or exceeds 3 times a $3.92/share stock price (as adjusted) within four years of the closing of the IPO, or
▪	Closing of a private financing round within four years from your Start Date in which $50 million or more is raised and the Hyperfine stock price equals or exceeds 3 times a $3.92/share stock price (as adjusted). The share price will be adjusted if Hyperfine is combined with another entity.

The vesting is subject to your starting as a full-time employee no later than June 14, 2021.

o        1,450,000 Performance-Based Stock Options in Hyperfine, that (i) will be subject to the approval of Hyperfine’s Board of Directors2, (ii) will be subject to the terms of the grant document therefore and (iii) subject to your continued service and the specific terms of your grant, shall become exercisable (and the Shares issued upon exercise shall be vested) as follows provided:

Fully vested upon the first to occur of the following:

▪	Completion of a SPAC Transaction (as defined above) within two years from your Start Date and for at least 20 out of 30 consecutive trading days the share price of the Company’s capital stock price (as adjusted) equals or exceeds 5 times the SPAC per share price ($10) within six years of the closing of the SPAC Transaction,
▪	Completion of an IPO (as defined above) within two years from your Start Date and for at least 20 out of 30 consecutive trading days the Company’s capital stock price equals or exceeds 5 times a $3.92/share stock price (as adjusted) within six years of the closing of the IPO, or
▪	Closing of a private financing round within six years from your Start Date in which $50 million or more is raised and the Hyperfine stock price equals or exceeds 5 times a $3.92/share stock price (as adjusted). The share price will be adjusted if Hyperfine is combined with another entity.

The vesting is subject to your starting as a full-time employee no later than June 14, 2021.

You will determine a specific office location in the San Francisco Bay area to build out a Hyperfine office for you and other members of the team.

Hyperfine recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Hyperfine’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Hyperfine for a long time, this letter is not an employment contract, and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Hyperfine to conduct such background check

Hyperfine considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Hyperfine's Non-solicit, Confidentiality and Intellectual Property Agreement.

This offer letter, along with Exhibit A hereto and the Non-solicit, Confidentiality and Intellectual Property Agreement sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. The terms of this offer letter will be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such state. This letter may not be modified or amended except by a written agreement, signed by a duly authorized member of the Board and by you.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team, you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company's benefits programs, please do not hesitate to reach out.

The Company will reimburse you for your attorney’s fees and costs incurred by you in connection with the review and finalization of this offer letter and any related employment documents up to a maximum amount of $15,000.

Please note that this offer will expire on June 30, 2021 unless accepted by you in writing prior to such date.

Sincerely,

Hyperfine, Inc.

By:	/s/ Scott Huennenkens

Scott Huennenkens
Executive Chairman of the Board of Directors

Signature:	/s/ David Scott

Name:	David Scott

Address

1.       The options were approved by the Board of Hyperfine, Inc. on April 26, 2021

2.       The 5X performance option grant has not yet been approved by the Board of Hyperfine, Inc.

EXHIBIT A

Termination:	Executive’s employment may be terminated:

•              By the Company because of Executive’s death.

•          By the Company because Executive is Disabled. Disabled means that Executive is unable to perform the essential functions of his position as CEO, with or without a reasonable accommodation, for a period of 120 calendar days within any rolling 12-month period (whether or not consecutive) or is eligible for benefits under a long-term disability plan sponsored by the Company.

•        By the Company for Cause. “Cause” shall mean Executive’s: (i) willful misconduct or gross negligence in the performance of Executive’s duties; (ii) willful and continued refusal to follow the lawful directions of the Board; (iii) breach of a fiduciary duty owed to the Company; (iv) fraud, embezzlement or other material dishonesty with respect to the Company; (v) willful and material violation of applicable federal, state or local law or regulation governing the Company’s business; (vi) conviction, plea of nolo contendere, guilty plea, or confession to a crime based upon an act of fraud, embezzlement or dishonesty or to a felony; (vii) habitual abuse of alcohol or any controlled substance or reporting to work under the influence of alcohol or any controlled substance (other than a controlled substance that Executive is properly taking under a current prescription); (viii) misappropriation (or attempted misappropriation) by Executive any material assets or business opportunities of the Company or any of its subsidiaries or affiliates; (ix) a material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time during Executive’s employment, including policies and rules prohibiting discrimination or harassment; or (x) a material breach of a material provision of Executive’s Amended Offer Letter dated as of April 25, 2021 (the Offer Letter), the Non-Competition, Confidentiality and Intellectual Property Agreement or any other written agreement between the Company or one of its subsidiaries and Executive, provided that Executive will have 30 days after notice from the Board to cure a failure or a breach under (ii), (ix) or (x), if curable. No act or failure to act will be deemed “willful” for purposes of this Exhibit A if done or failed to be done based upon the advice of the Company's internal or external legal counsel.

•             By the Company without Cause.

•            By Executive with Good Reason. “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction of Executive’s total target direct compensation as in effect immediately prior to the reduction; (ii) a material reduction in Executive’s title, authority, duties or responsibilities, including without limitation any requirement that Executive report to any person(s) other than the Board or the Executive Chairman or Chairman of the Board, provided however, following a Change in Control, a change in job title or reporting relationship without a reduction in Executive’s total target direct compensation will not constitute Good Reason; (iii) relocation of the offices at which Executive is required to work to a location that would increase Executive’s one-way commute by more than 50 miles or (iv) a material breach by the Company of any material agreement with Executive; provided that, within 60 days of the first occurrence of the event that Executive believes constitutes Good Reason, Executive notifies the Company in a writing of the event, the Company fails to correct the act or omission within 30 days after receiving Executive’s written notice and Executive actually terminates his or her employment within 60 days after the date the Company receives Executive’s notice.

•              By Executive without Good Reason.

Compensation Upon Termination

•              If the Company terminates Executive’s employment because of his death, because he is Disabled or for Cause, or Executive resigns without Good Reason, Executive will receive:

o             accrued and unpaid Base Salary;

o             any earned, but unpaid annual bonus; and

o             un-reimbursed expenses (accrued obligations)

o            If Executive’s employment terminates because of his death, then the Company will vest a number of shares subject to Executive’s initial 5,800,000 Time-Based Stock Option award such that no less than 50% of the shares subject to that award will be vested on the termination date.

•             If, other than during a Change in Control Period the Company terminates Executive’s employment without Cause, or Executive resigns with Good Reason, Executive will receive:

o              un-reimbursed expenses (accrued obligations)

o              Severance equal to 12 months Base Salary and Target Bonus, paid as continued salary over 12 months;

o              Payment of an amount equal to COBRA premiums for 12 months;

o            12 months accelerated vesting of outstanding time-based vesting equity awards, and eligible to be exercised by Executive until the earlier of (i) the third anniversary of Executive’s termination of employment or (ii) their originally scheduled expiration date.

o             If a Listing Event or fundraising as defined in Executive’s Offer Letter has not occurred, and the Company terminates Executive’s employment within 24 months of Executive’s Start Date, the company will pay the Executive $2.5 million in lieu of the RSU grant.

o            If a Listing Event as defined in Executive’s Offer Letter has already occurred and Executive received RSUs in connection with such Listing Event, the then outstanding RSU awards will accelerate and become vested with respect to that number of shares that would have become vested had Executive remained continuously employed by the Company for an additional thirty-six (36) months following the date the termination of Executive’s employment becomes effective.

o            Any vested Performance Based Stock Options shall remain outstanding and eligible to be exercised by Executive until the earlier of (i) the third anniversary of Executive's termination of employment or (ii) their originally scheduled expiration date.

o             Executive will not be required to repay the sign-on bonus.

•           If, during a Change in Control Period, the Company terminates Executive’s employment without Cause or if Executive resigns with Good Reason, Executive will receive:

o              the accrued obligations;

o              Severance equal to 2.0 times the sum of the Base Salary and Target Bonus, paid as a lump sum;

              o             Payment of an amount equal to COBRA premiums for 24 months; and

o           100% accelerated vesting for all time-based vesting equity awards, and such options eligible to be exercised by Executive until the earlier of (i) the third anniversary of Executive’s termination of employment, or (ii) their originally scheduled expiration date.

o           100% accelerated vesting of the “1.5 times” Performance-Based Stock Option award granted pursuant to the Offer Letter, and such option eligible to be exercised by Executive until the earlier of (i) the third anniversary of Executive's termination of employment or (ii) their originally scheduled expiration date.

o         If Executive is terminated pursuant to this section and has not yet been granted those RSUs (as identified in the Offer Letter) and has not yet received the transaction bonus for a successful financing round (as identified in the Offer Letter) then Executive shall receive $2.5 million in lieu of the RSU grant, provided that Executive’s termination occurs within thirty-six (36) months of the Executive’s start date.

o             Executive will not be required to repay the sign-on bonus.

     o        Each of the equity awards in the Offer Letter shall be made pursuant to the Company's 2014 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and the Company's forms of equity award agreement thereunder. Notwithstanding Section 24(b) of the Plan or the terms of any other Company equity compensation plan, in the event that any of Executive’s then-outstanding Company equity compensation awards are not continued or substituted for on an equitable basis in connection with a Corporate Transaction (as defined in the Plan) in accordance with Section 24(b)(i) of the Plan, such awards shall become fully vested and exercisable prior to the consummation of such Corporate Transaction.

The “Change in Control Period” means the period beginning three (3) months prior to and ending eighteen (18) months following the date of a Change in Control.

“Change of Control” means either:

(A)       Prior to a Listing Event, (i) a transaction or series of related transactions in which an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (“Person”), or a group of related Persons, acquires from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company; or (ii) a transaction that qualifies as a “Deemed Liquidation Event” as defined in the Company’s Certificate of Incorporation. Notwithstanding the foregoing, “Change of Control” shall not include any transaction or series of related transactions involving the Company or any of its assets or securities whereby either (i) stockholders of the Company or any of them as of immediately prior to such transaction or series of related transactions control as of immediately after such transaction or series of related transactions, directly or indirectly, the Company or the surviving entity as a result of any merger of the Company or the entity or entities to which all or substantially all of the Company’s assets have been assigned, contributed, exclusively licensed or transferred) or (ii) the Company is a party to a business combination, merger, reorganization, consolidation or any similar transaction or series of related transactions that involves other entities under common control with the Company as of immediately prior to such transaction or series of related transactions; and

(B)       Following a Listing Event,

the occurrence of any of the following events:

(a)       any person or group of persons (other than the Company or its affiliates) becomes the owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting Securities”) (but excluding any bona fide financing event in which securities are acquired directly from the Company); or

(b)       the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (i) that results in the Outstanding Company Voting Securities immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the Outstanding Company Voting Securities (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, or (ii) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

(c)       the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (i) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned directly or indirectly by stockholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (ii) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof;

(d) provided that with respect to Sections (vi)(a), (b) and (c) above, a transaction or series of integrated transactions will not be deemed a Change in Control (i) unless the transaction qualifies as a change in control within the meaning of Section 409A of the Code, or (ii) if following the conclusion of the transaction or series of integrated transactions, the holders of the Company’s current Class A Common Stock (as adjusted) immediately prior to such transaction or series of transactions continue to have substantially the same proportionate voting power in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
All severance benefits will be conditioned on Executive signing a general release of claims in a form provided by the Company.
1. Section 409A. It is expected that the payments and benefits provided under this Exhibit A will be exempt from the application of Section 409A of the Internal Revenue Code, and the guidance issued thereunder (“Section 409A”). This Exhibit A shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Exhibit A providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Exhibit A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither Executive nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, to the extent the severance payments or benefits under this Exhibit A are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Exhibit A:

o        Each installment of the payments and benefits provided under this Exhibit A will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Exhibit A specifies a payment period with reference to a number of days (e.g., “payment shall be made within 10 days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Exhibit A to the contrary, in no event shall any payment under this Exhibit A that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

o        Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates is publicly-traded and Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)       With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for Executive in a lump sum, and all remaining payments due under this Exhibit A shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)   To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Exhibit A.

o The Company makes no representations or warranties and shall have no liability to Executive or any other person, other than with respect to payments made by the Company in violation of the provisions of this Exhibit A, if any provisions of or payments under this Exhibit A are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.